Exhibit 10.10

Accelr8
Technology Corporation

July 22,2012

Steve Reichling
Via Email:
stevendreichling@gmail.com

Dear Steve,

Congratulations! It is with great pleasure that I confirm our employment offer, in the position of Chief Financial Officer, reporting to Lawrence Mehren, CEO of Accelr8. The tentative start date for your new position is September l0th, 2012.

Your starting annual base salary will be $170,000 paid on a semi-monthly basis. As you are aware, Accelr8 has determined not to pay cash bonuses until the company is profitable or until such time as the Accelr8 Board of Directors determines that such bonuses are in the best interests of the company and its stockholders. You will be eligible for cash bonuses if and when the Accelr8 Board introduces such a plan.

Once you have accepted the offer, I will recommend to the Accelr8 Board of Directors, a New Hire stock option grant of 200,000 shares, with a five-year vesting schedule, 40% cliff after two years and monthly thereafter. Further, you will be eligible for annual performance based stock grants, the amount of which will be determined by the Board.

In addition to the above compensation, we will provide you a budget of$70,000 to be used toward relocation and temporary living arrangements. You will agree to relocate to the Tucson area no later than the completion date of the new company headquarters in Tucson Arizona which will be communicated to you once finalized. Until then you understand that your role will require you to commute to the current corporate headquarters in Denver.

You will be eligible to participate in Accelr8's benefit package which includes health care, life and disability insurance. Your benefits will be effective on the first of the month following your date of hire.

This offer is not intended to be an employment contract, nor should it be construed as a guarantee that employment or any benefit program or other term or condition of employment will be continued for any period of time. Any wage figures are not intended to create an employment contract for any specific period of time and thus your employment is at-will; either you or Accelr8 Technologies can terminate it at any time with or without Cause.

We are excited for you to join our team and look forward to you growing with our company.

You will be required to adhere to all of Accelr8's policies and procedures as may be in effect from time to time. In addition, as a condition of your employment with Accelr8, you will be required to sign the Company's standard Confidentiality and Intellectual Property Assignment Agreement. As a further condition of employment with Accelr8, you will be required to submit to a background check at some point during the next 60 days and your employment will be subject to termination at Accelr8's option if the results of the background check are unacceptable.

We are pleased to confirm the terms of your employment with Accelr8 and would ask you to confirm your acceptance of these terms of employment by signing below and returning a signed copy to us at your earliest convenience.

If you have any questions please do not hesitate to contact us.

Sincerely,

John Patience Chairman of the Board
Chairman of the Board

Accepted on 8/8/2012

/s/ Steve Reichling

Steve Reichling